Exhibit 99.1

                    Pier 1 Imports, Inc. Reports July Sales

    FORT WORTH, Texas--(BUSINESS WIRE)--Aug. 3, 2006--Pier 1 Imports, Inc. (NYSE:PIR) reported that sales for the four-week period ended July 29, 2006 aggregated $113,086,000 a decrease of 12.9% from $129,783,000 last year, and comparable store sales declined 14.9%. Year-to-date sales for the five-month period amounted to $632,486,000, down 8.3% from $690,016,000 last year, and comparable store sales declined 11.1%.
    Marvin J. Girouard, Pier 1's Chairman and Chief Executive Officer, commented, "Sales continued to be soft in July. Weak customer traffic persisted throughout the month and higher average ticket transactions were offset by lower customer conversions. The home furnishings sector continues to be under pressure due to a worsening macro-economic environment that is limiting non-essential household purchases. We have responded by maintaining lean inventories.
    "In August, we believe that sales and customer traffic will be primarily driven by additional promotional efforts. Given recent trends, we now expect merchandise margins, as a percentage of sales, to be even with last year's second quarter. Our marketing efforts for August include new television commercials, national magazine advertisements, and the distribution of direct mail pieces including Pier 1's autumn catalog featuring a broad array of merchandise and decorative accessories. As we continue to transition new merchandise into stores, we will feature traditional Pier 1 merchandise as well as the new modern collections that we have recently introduced. In addition, visual presentations in stores will move toward displaying and promoting lower-priced, value items that should increase customer traffic and conversions."

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-Q. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion.
    The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.
    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States.

    CONTACT: Pier 1 Imports, Inc., Dallas
             Cary Turner, 817-252-8400